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                                                                      EXHIBIT 14


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-126299 on Form N-14 under the Securities Act of 1933, of our reports dated December 10, 2004, appearing in the Annual Reports of Van Kampen Municipal Opportunity Trust II, Van Kampen Value Municipal Income Trust and Van Kampen Advantage Municipal Income Trust II for the year ended October 31, 2004, included in the Statement of Additional Information which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" and "Form of Agreement and Plan of Reorganization" included in the Statement of Additional Information.



/S/ DELOITTE & TOUCHE LLP

Chicago, Illinois
 August 5, 2005